Exhibit (r)(1)

KKR ASSET-BASED INCOME FUND

KKR US DIRECT LENDING FUND-U

CODE OF ETHICS

Adopted July 2023

A.	Policy

Overview: Rule 17j-1 under the 1940 Act (the “Rule”) requires, in part, that KKR Asset-Based Income Fund and KKR US Direct Lending Fund-U (each, a “Fund”), closed-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Adviser must adopt a written code of ethics containing provisions reasonably necessary to prevent their Access Persons (as defined herein in Section B.2) from engaging in any conduct prohibited under the Rule. The Boards of Trustees (each, a “Board”) of each Fund advised by KKR Credit Advisors (US) LLC (the “Adviser”) has adopted a code of ethics under the Rule with respect to the personal trading activities of persons deemed to be Access Persons (this “Code of Ethics”).

1.

Statement of Policy: No Access Person of a Fund shall employ any device, scheme or artifice to defraud a Fund, make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading; engage in any act or practice or course of business that operates or would operate as a fraud or deceit on a Fund; or engage in any manipulative practice with respect to a Fund.

In furtherance of the foregoing:

With respect to his or her personal investment activities, every Access Person must place the interests of a Fund above personal interest. All personal securities transactions of each Access Person must be conducted in a manner so as to avoid any actual or potential conflict of interest or any abuse of the person’s position. Without limitation, no Access Person shall take inappropriate advantage of his or her position by utilizing confidential or proprietary information of a Fund or the Adviser for personal benefit.

Every Access Person shall comply with all U.S., foreign, state and local laws, rules and regulations applicable to the operations of each Fund and the Adviser, including, without limitation, the U.S. federal securities laws.

2.

The Fund’s Code of Ethics: This Code of Ethics covers all persons that are Access Persons of a Fund advised by the Adviser. Each Fund must use reasonable diligence and institute procedures, as set forth in this Code of Ethics, to prevent violations of this Code of Ethics provided, however, to the extent that any such individuals are subject to compliance with the procedures set forth in the Adviser’s Code Of Ethics, as may be amended or supplemented from time to time (the “Adviser’s Code of Ethics”), which by this reference is incorporated herein, compliance by such individuals with the provisions and procedures of the Adviser’s Code of Ethics constitutes compliance with the procedural requirements for such individuals of this Code of Ethics.

3.

Section 16 Trading Policies and Procedures. As set forth in Appendix A, the Policies and Procedures for Trading in Securities of each Fund by Trustees, Section 16 Officers and Fund officers (“Section 16 Trading Policies and Procedures”) supplement the Code of Ethic requirements for Access Persons of each Fund.

B.	Operating Procedures and Responsible Parties

1.	Board Approval and Fund Certifications: With respect to each Fund, the Adviser has provided or shall provide to the Boards of each Fund for review:

a.

Initial Certification: Prior to Board approval of this Code of Ethics by each Fund, certifications, signed by the necessary and appropriate persons, certifying that each Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

b.

Annual Certifications: an annual certification signed by the necessary and appropriate persons, reaffirming that each Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

c.

Quarterly Report: a quarterly report describing any issues that arose during the past quarter under this Code of Ethics, such as material violations, sanctions and significant conflicts of interest that have been identified and remedial steps taken, if any.

d.

Basis of Board Approval for the Code of Ethics or the Code of Ethic’s Amendments: Each Board must base its approval of this Code of Ethics, or any material amendment to this Code of Ethics, on a determination that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

e.

Board Approval is Required within Six Months of Amendments to the Code: Each Board must approve any material amendments to this Code of Ethics within six months of the amendment. It is each Fund’s practice to obtain Board approval to any material amendments prior to their adoption whenever possible. The Adviser coordinates Board review of amendments for approval.

2.	Access Persons: Access Persons of the Fund include all Trustees of each Fund, Section 16 Officers and Fund officers (collectively, the “Access Persons”).

3.	Maintain Access Person Records

The Adviser:

a.	maintains a current list of all Access Persons of each Fund;

b.	provides each Access Person with a copy of this Code of Ethics and informs each Access Person of his or her duties under this Code of Ethics; and

c.	obtains annual certifications from all Access Persons who certify that they have:

i.	read, understood and recognize that they are subject to the Code of Ethics, and

ii.	complied with the requirements of the Code of Ethics.

4.	Review and Maintenance of Securities Transactions and Holdings Reports:

The Adviser:

a.

reviews all quarterly securities transactions and holdings reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review; and

b.

reviews all initial and annual securities position reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review.

5.

Reporting by Independent Trustees. Any Trustee of each Fund who is not an “interested person” (as that term is defined by Section 2(a)(19) of the Investment Company Act) of such Fund (an “Independent Trustee”) is required to report only those transactions in an account owned by him or her, or in his or her name, or in

[1]	Employees of the Adviser that are not “Access Persons” of a Fund will be subject to the Adviser’s Code of Ethics.

which he or she has a beneficial interest (his or her “Personal Account”) in an investment instrument or interest that at the time such Independent Trustee knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was being considered for purchase or sale by a client of the Adviser during the fifteen (15) calendar day period immediately before or after the date of the Independent Trustee’s transaction. No report will be required from an Independent Trustee for any quarter in which an Independent Trustee has only exempt transactions to report.

6.

Reporting of Violations and Sanctions: The Adviser conducts such inspections or investigations as are reasonably required to detect and report any apparent violations of this Code of Ethics to the CCO of each Fund. The CCO reports such violations, and sanctions imposed, to the respective Fund’s Board, when appropriate. Sanctions for any violation of this Code of Ethics by an Independent Trustee of a Fund will be determined by a majority vote of other Independent Trustees of such Fund.

7.	Disclosure: The Adviser is responsible for disclosing the provisions of this Code of Ethics in each Fund’s registration statement in accordance with Form N-1A or Form N-2, as the case may be.

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